Exhibit 4.27

edward nathan sonnenbergs

Johannesburg cape town durban stellenbosch

150 west street

sandown sandton johannesburg 2196

p o box 783347 sandton south Africa 2146

docex 152 randburg

tel +2711 269 7600 fax +2711 269 7899

info@ens.co.za www.ens.co.za

CONTRACTOR AGREEMENT

entered into between

HARMONY GOLD MINING COMPANY LIMITED

and

BUSINESS VENTURE INVESTMENTS NO 1692 PROPRIETARY LIMITED

and

ARMGOLD/HARMONY FREEGOLD JOINT VENTURE COMPANY (PROPRIETARY) LIMITED

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29. NOTICES AND DOMICILIA	28
30. BENEFIT OF THE AGREEMENT	29
31. APPLICABLE LAW AND JURISDICTION	29
32. GENERAL	29
33. COSTS	31
34. SIGNATURE	31

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2

WHEREBY IT IS AGREED AS FOLLOWS :

1.	PARTIES

1.1.	The Parties to this Agreement are –

1.1.1.	Harmony Gold Mining Company Limited;

1.1.2.	Business Venture Investments No 1692 Proprietary Limited; and

1.1.3.	ARMgold/Harmony Freegold Joint Venture Company (Proprietary) Limited.

1.2.	The Parties agree as set out below.

2.	INTERPRETATION

2.1.	In this Agreement, unless the context indicates a contrary intention, the following words and expressions bear the meanings assigned to them and cognate expressions bear corresponding meanings –

2.1.1.	“AFSA” means the Arbitration Foundation of Southern Africa;

2.1.2.	“Agreement” means this contractor agreement;

2.1.3.	“By-products” means all metalloid or precious by-products arising from the treatment of tailings reclaimed from the Tailings Dams through the conduct of the Mining Operations by PhoenixCo and which do not constitute Loaded Carbon;

2.1.4.	“Deed of Cession” means a notarial deed of cession in terms of which Harmony cedes the Tailings Dams Mining Right to PhoenixCo as contemplated in the Sale of Business Agreement;

2.1.5.	“DMR” means the Department of Mineral Resources;

2.1.6.	“Duration of the Appointment” means the duration of PhoenixCo’s appointment as exclusive independent contractor to conduct the Mining Operations for and on behalf of Harmony, which appointment shall commence on the Sale of Business Agreement Effective Date and shall, unless terminated or cancelled earlier in accordance with any of the provisions of this Agreement, terminate on the Transfer Date;

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2.1.7.	“Elution” means the treatment of Loaded Carbon by the stripping of the Au-CN molecules from the carbon particles through a caustic wash resulting in the production of gold sludge;

2.1.8.	“EMP” means that part of the environmental management programme –

2.1.8.1.	forming part of the Mining Right which covers the Plant and the Tailings Dams; and

2.1.8.2.	forming part of the Freegold Mining Right which covers the New Tailings Deposition Site;

2.1.9.	“Environment” means the surroundings within which humans exist and that are made up of the land, water and atmosphere of the earth, all forms of life, ecological systems; and the physical, chemical, aesthetic and cultural properties and conditions of the foregoing that influence human health and well-being;

2.1.10.	“Environmental Approval” means all permits, authorisations, Licences, consents, and any other approvals issued or required by any governmental authority pursuant to the Environmental Laws;

2.1.11.	“Environmental Law” means –

2.1.11.1.	common law duties and rules, national, provincial and municipal legislation (including regulations and other subsidiary legislation); and self-executing provisions of international agreements approved by Parliament, that are concerned with the protection or rehabilitation of the Environment, the use of natural resources (including land), and the maintenance of an Environment conducive to human health and well-being;

2.1.11.2.	directives, orders or other instructions lawfully given by a Governmental Body exercising powers under any provision referred to in this clause 2.1.11; and

2.1.11.3.	Licences, authorisations and exemptions issued under any provision referred to in this clause 2.1.11;

2.1.12.	“Environmental Liabilities” means –

2.1.12.1.	any liability arising under any Environmental Law or any Health and Safety Law; or

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2.1.12.2.	any liability involving any Regulated Material, damage or harm to the Environment, site assessment or characterisation, remediation (including operation and maintenance), treatment, containment, mitigation, removal, monitoring, assessing, resource damage, harm to a resource, enforcement proceedings, directives, other remediation or administrative orders, citizen suits, property damage, economic loss, personal injury or death of any employee or other individual, occupational or other exposure or actions whether claimed or instituted by one or more private parties (including the Parties hereto) or Governmental Bodies, in either case (whether under clause 2.1.12.1 or this clause 2.1.12.2) including any fees and expenses of attorneys, counsel, accountants, consultants, and experts, whether based on any Environmental Law or any Health and Safety Law which became or becomes effective before, on or after the Effective Date, and whether arising out of or related to on-site or off-site matters, but specifically excludes anything which forms part of the Rehabilitation Liabilities;

2.1.13.	“Facilities” mean those facilities which PhoenixCo determines are required for the Mining Operations, which may include access and through-roads;

2.1.14.	“Fraser Alexander Construction” means Fraser Alexander (Proprietary) Limited registration number 2005/028043/07, a limited liability private company duly incorporated in the Republic of South Africa and acting through its Fraser Alexander Construction Division;

2.1.15.	“Fraser Alexander Tailings” means Fraser Alexander (Proprietary) Limited registration number 2005/028043/07, a limited liability private company duly incorporated in the Republic of South Africa and acting herein through its Fraser Alexander Tailings Division;

2.1.16.	“Fraser Alexander Agreements” means the agreement entered into between –

2.1.16.1.	Harmony and Fraser Alexander Tailings on or about 22 April 2011 in respect of the hydraulic re-mining of the Tailings Dams; and

2.1.16.2.	Harmony and Fraser Alexander Construction on or about 10 April 2011 in respect of the construction of the New Deposition Site;

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2.1.17.	“Freegold” means ARMgold/Harmony Freegold Joint Venture Company (Proprietary) Limited, registration number 2001/029602/07, a private company incorporated in the Republic of South Africa;

2.1.18.	“Freegold Mining Right” means the mining right converted in terms of Item 7 of Schedule II of the MPRDA with DMR reference number FS 30/5/1/2/2/82 granted to Freegold;

2.1.19.	“Freegold’s CoR” means Freegold’s certificate of registration under the National Nuclear Regulator Act, No 47 of 1999 in respect of the New Tailings Deposition Site;

2.1.20.	“Gold” means the gold which is extracted from the Loaded Carbon by way of Elution and Refining;

2.1.21.	“Governmental Body” means any country, any national body, any state, province, municipality, or subdivision of any of the foregoing, any Governmental department, or any agency, court, entity, commission, board, ministry, bureau, locality or authority of any of the foregoing, or any quasi-Governmental or private body exercising any regulatory, taxing, importing, exporting, or other Governmental or quasi-Governmental function;

2.1.22.	“Harmony” means Harmony Gold Mining Company Limited, registration number 1950/038232/06, a limited liability public company duly incorporated in the Republic of South Africa;

2.1.23.	“Harmony’s CoR” means Harmony’s certificate of registration under the National Nuclear Regulator Act, No 47 of 1999 in respect of the Mining Area;

2.1.24.	“Harmony Environmental Liabilities” means all Environmental Liabilities pursuant to or in connection with the conduct of Harmony’s Mining and other operations within or outside the Immovable Property and/or the Mining Area other than the PhoenixCo Environmental Liabilities;

2.1.25.	“Harmony Rehabilitation Liabilities” means all Rehabilitation Liabilities pursuant to or in connection with the conduct of Harmony’s Mining and other operations within or outside the Immovable Property and/or the Mining Area other than the PhoenixCo Rehabilitation Liabilities;

2.1.26.	“Health and Safety Law” means all laws regulating health and safety in the workplace, including but not limited to, laws governing compensation for injuries sustained and illnesses suffered in the course and scope of employment;

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2.1.27.	“Immovable Property” means the immovable property over which the Mining Right was granted;

2.1.28.	“Loaded Carbon” means carbon material infused with Au-CN molecules arising from the treatment of tailings reclaimed from the Tailings Dams through the conduct of the Mining Operations by PhoenixCo, from which gold sludge will be extracted by way of Elution;

2.1.29.	“Licence” means any licence, permit, approval, consent, authorisation, order, licence application, and licence amendment application of or to a Governmental Body and all governmental or third party product registrations or approvals;

2.1.30.	“MHSA” means the Mine, Health and Safety Act, No 29 of 1996;

2.1.31.	“Mine” shall bear the meaning as ascribed to that term in section 1 of the MPRDA, and “Mining” shall have a corresponding meaning;

2.1.32.	“Mining Area” shall bear the meaning ascribed to that term in the Sale of Business Agreement;

2.1.33.	“Mining Operations” means the Mining of the Tailings Dams and all activities and operations related to the exploitation of gold bearing material by tailings reclamation from the Tailings Dams and the processing of such material through the Plant and the deposition of the new tailings arising from the Plant in accordance with Harmony’s instructions from time to time until such time as the New Tailings Deposition Site have been commissioned whereafter the new tailings shall be deposited on the New Tailings Deposition Site;

2.1.34.	“Mining Right” shall bear the meaning ascribed to that term in the Sale of Business Agreement;

2.1.35.	“MPRDA” means the Mineral and Petroleum Resources Development Act, No 28 of 2002;

2.1.36.	“New Tailings Deposition Site” shall bear the meaning ascribed to “St Helena Dams” in the Sale of Business Agreement;

2.1.37.	“Parties” means the parties to this Agreement;

2.1.38.	“PhoenixCo” means Business Venture Investments No 1692 Proprietary Limited, registration number 2012/041001/07, a limited liability private company duly incorporated in the Republic of South Africa;

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2.1.39.	“PhoenixCo Environmental Liabilities” means all Environmental Liabilities arising pursuant to or in connection with the Mining Operations or any part thereof;

2.1.40.	“PhoenixCo Rehabilitation Liabilities” means all Rehabilitation Liabilities arising pursuant to or in connection with the Mining Operations or any part thereof, including the –

2.1.40.1.	obtaining of relevant certificate in terms of section 43 of the MPRDA in respect of the Tailings Dams Mining Area, the Immovable Property, the Plant, the Pipelines Area and the New Tailings Deposition Site which are contained, referred to, dealt with or contemplated in, the EMP;

2.1.40.2.	maintaining the surface of the Tailings Dams Mining Area, the Immovable Property, the Plant, the Pipelines Area and the New Tailings Deposition Site; and

2.1.40.3.	remedying all and any damage caused to the Tailings Dams Mining Area, the Immovable Property, the Plant, the Pipelines Area and the New Tailings Deposition Site, whether such damage occurred above or below the surface;

2.1.41.	“Pipelines Area” means all areas over which pipelines in respect of the Mining Operations are situated;

2.1.42.	“Plant” shall bear the meaning ascribed to “Saaiplaas Plant Leaching Facility” in the Sale of Business Agreement;

2.1.43.	“Refine” means the smelting and refining of the gold sludge arising out of the Elution through the refinery owned and operated by Rand Refinery Limited or any other refinery, and “Refining” shall have a corresponding meaning;

2.1.44.	“Regulated Material” means—

2.1.44.1.	any material, substance, waste (including any solid, liquid, semisolid or gas or gaseous mixture), product, by-product, chemical, pesticide, fungicide, rodenticide, pollutant, hazardous material, hazardous substance, hazardous waste, solid waste, or non-hazardous waste as the foregoing terms are considered or defined as harmful, under, or regulated by, any applicable Environmental Law or Health and Safety Law, or known or suspected to pose a threat to health, safety or the Environment;

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2.1.44.2.	any petroleum (including crude oil or any fraction thereof);

2.1.44.3.	any asbestos, asbestos containing material, and presumed asbestos containing material;

2.1.44.4.	any radioactive substance;

2.1.44.5.	any polychlorinated biphenyl (PCB); and

2.1.44.6.	any methylene chloride, trichloroethylene, 1.2-trans-dichloroethylene, dioxins or dibenzofurans;

2.1.45.	“Rehabilitation Liabilities” means the obligations to rehabilitate all environmental disturbances, including health and pollution, and degradation (including any object and/or thing within the Immovable Property, the Mining Area, the Plant, the Pipelines Area and/or the New Tailings Deposition Site), and shall include -

2.1.45.1.	all restoration, anti-pollution measures, anti-flooding measures and obligations, making safe, rehabilitation, compliance with the terms of any rehabilitation plans and/or programs approved by the DMR;

2.1.45.2.	all general compliance with Environmental Laws; and

2.1.45.3.	all compliance with all lawful directives of all regulatory authorities;

2.1.46.	“Representatives” means any employees, representatives, officers, directors, consultants, agents, contractors and sub-contractors of PhoenixCo or its shareholders and, in the case of such contractors and sub-contractors, their employees, representatives, directors, officers, consultants, agents, contractors and sub-contractors;

2.1.47.	“Sale of Business Agreement” means the sale of business agreement entered into or to be entered into between the Parties in terms of which Harmony sells the Tailings Dams and specified associated assets and liabilities to PhoenixCo;

2.1.48.	“Sale of Business Agreement Effective Date” shall bear the meaning ascribed to “Effective Date” in the Sale of Business Agreement;

2.1.49.	“Signature Date” means the date of signature of this Agreement by the Party last signing;

2.1.50.	“Tailings Dams” shall bear the meaning ascribed to that term in the Sale of Business Agreement;

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2.1.51.	“Tailings Dams Mining Area” means that portion of the Mining Area on which the Tailings Dams are situated;

2.1.52.	“Tailings Dams Mining Right” shall bear the meaning ascribed to that term in the Sale of Business Agreement;

2.1.53.	“Transfer Date” means the date of execution of the Deed of Cession;

2.1.54.	“VAT” means value-added tax as levied from time to time in terms of the VAT Act; and

2.1.55.	“VAT Act” means the Value-Added Tax Act, No 89 of 1991.

2.2.	In this Agreement -

2.2.1.	clause headings and the heading of the Agreement are for convenience only and are not to be used in its interpretation;

2.2.2.	an expression which denotes -

2.2.2.1.	any gender includes the other genders;

2.2.2.2.	a natural person includes a juristic person and vice versa;

2.2.2.3.	the singular includes the plural and vice versa;

2.2.2.4.	a Party includes a reference to that Party’s successors in title and assigns allowed at law; and

2.2.2.5.	a reference to a consecutive series of two or more clauses is deemed to be inclusive of both the first and last mentioned clauses.

2.3.	Any reference in this Agreement to –

2.3.1.	“business hours” shall be construed as being the hours between 08h30 and 17h00 on any business day. Any reference to time shall be based upon South African Standard Time;

2.3.2.	“days” shall be construed as calendar days unless qualified by the word “business”, in which instance a “business day” will be any day other than a Saturday, Sunday or public holiday as gazetted by the government of the Republic of South Africa from time to time;

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2.3.3.	“laws” means all constitutions; statutes; regulations; by-laws; codes; ordinances; decrees; rules; judicial, arbitral, administrative, ministerial, departmental or regulatory judgements, orders, decisions, rulings, or awards; policies; voluntary restraints; guidelines; directives; compliance notices; abatement notices; agreements with, requirements of, or instructions by any Governmental Body; and the common law, and “law” shall have a similar meaning; and

2.3.4.	“person” means any person, company, close corporation, trust, partnership or other entity whether or not having separate legal personality.

2.4.	The words “include” and “including” mean “include without limitation” and “including without limitation”. The use of the words “include” and “including” followed by a specific example or examples shall not be construed as limiting the meaning of the general wording preceding it.

2.5.	Any substantive provision, conferring rights or imposing obligations on a Party and appearing in any of the definitions in this clause 2 or elsewhere in this Agreement, shall be given effect to as if it were a substantive provision in the body of the Agreement.

2.6.	Words and expressions defined in any clause shall, unless the application of any such word or expression is specifically limited to that clause, bear the meaning assigned to such word or expression throughout this Agreement.

2.7.	Unless otherwise provided, defined terms appearing in this Agreement in title case shall be given their meaning as defined, while the same terms appearing in lower case shall be interpreted in accordance with their plain English meaning.

2.8.	A reference to any statutory enactment shall be construed as a reference to that enactment as at the Signature Date and as amended or substituted from time to time.

2.9.	Unless specifically otherwise provided, any number of days prescribed shall be determined by excluding the first and including the last day or, where the last day falls on a day that is not a business day, the next succeeding business day.

2.10.	If the due date for performance of any obligation in terms of this Agreement is a day which is not a business day then (unless otherwise stipulated) the due date for performance of the relevant obligation shall be the next succeeding business day.

2.11.	Where figures are referred to in numerals and in words, and there is any conflict between the two, the words shall prevail, unless the context indicates a contrary intention.

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2.12.	The rule of construction that this Agreement shall be interpreted against the Party responsible for the drafting of this Agreement, shall not apply.

2.13.	No provision of this Agreement shall (unless otherwise stipulated) constitute a stipulation for the benefit of any person (stipulatio alteri) who is not a Party to this Agreement.

2.14.	The use of any expression in this Agreement covering a process available under South African law, such as winding-up, shall, if either of the Parties to this Agreement is subject to the law of any other jurisdiction, be construed as including any equivalent or analogous proceedings under the law of such other jurisdiction.

2.15.	Any reference in this Agreement to “this Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document, as amended, varied, novated or supplemented from time to time.

2.16.	In this Agreement the words “clause” or “clauses” refer to clauses of this Agreement.

3.	INTRODUCTION

3.1.	Harmony owns the Mining Right.

3.2.	The Parties have entered into or will be entering into the Sale of Business Agreement.

3.3.	In terms of the Sale of Business Agreement, Harmony will, inter alia, apply for and cede the Tailings Dams Mining Right to PhoenixCo.

3.4.	The Parties have agreed to enter into this Agreement whereby, pending the cession by Harmony of the Tailings Dams Mining Right to PhoenixCo, Harmony will appoint PhoenixCo as an independent contractor to conduct the Mining Operations for and on behalf of Harmony.

3.5.	The Parties acknowledge and agree that this Agreement constitutes a temporary and interim arrangement in order to allow PhoenixCo to conduct the Mining Operations pending the cession by Harmony of the Tailings Dams Mining Right to PhoenixCo.

3.6.	Once the Tailings Dams Mining Right has been ceded by Harmony to PhoenixCo, PhoenixCo will conduct the Mining Operations for and on its own behalf.

3.7.	The Parties accordingly wish to enter into this Agreement on the terms and conditions set out below.

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4.	APPOINTMENT

4.1.	Harmony hereby appoints PhoenixCo, which appointment PhoenixCo accepts, as an exclusive independent contractor, as contemplated in section 101 of the MPRDA, to conduct the Mining Operations on the terms and conditions set out in this Agreement.

4.2.	PhoenixCo’s appointment as Harmony’s contractor in terms of clause 4.1 shall be for the exclusive conducting by PhoenixCo of the Mining Operations for and on behalf of Harmony.

4.3.	It is expressly recorded that Harmony shall not be entitled to appoint any other third party as an independent contractor, to conduct all or any part of the Mining Operations for the Duration of the Appointment.

5.	DURATION

5.1.	The appointment of PhoenixCo as an exclusive independent contractor in terms of clause 4 shall commence on the Sale of Business Agreement Effective Date and shall, unless terminated or cancelled earlier in accordance with any of the provisions of this Agreement, endure until the Transfer Date.

5.2.	Harmony shall be entitled to terminate this Agreement at any time after the 5th (fifth) anniversary of the Sale of Business Effective Date on not less than 90 (ninety) days written notice to PhoenixCo.

5.3.	If the Sale of Business Agreement terminates, lapses or is cancelled for any reason whatsoever this Agreement shall automatically terminate.

6.	OBLIGATIONS OF PHOENIXCO

6.1.	PhoenixCo shall conduct the Mining Operations, and shall, in connection therewith -

6.1.1.	be responsible for the overall development, management, operation and administration of the Mining Operations;

6.1.2.	conduct the Mining Operations with due care and diligence, in accordance with this Agreement, and shall maintain the highest standards of workmanship and conform in all regards to the provisions of the Mining Right as it applies to the Tailings Dams;

6.1.3.	obtain and keep current for the Duration of the Appointment, all Environmental Approvals in respect of the Mining Operations and the Tailings Dams Mining Area;

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6.1.4.	carry out all of its activities and functions in relation to and/or concerning the Mining Operations in compliance with all applicable laws (including, without limitation, the MHSA, the MPRDA and the Environmental Laws), the EMP and the requirements of the Mining Right;

6.1.5.	at all times maintain accurate and complete accounting and other financial records in respect of the Mining Operations and Harmony shall be allowed reasonable access at all reasonable times to examine such financial records;

6.1.6.	immediately notify Harmony in writing of any accident (and the consequences of such accident on the activities of PhoenixCo) and/or any other matter of which Harmony should be reasonably aware, concerning and/or relating to the Mining Operations, including –

6.1.6.1.	any injury to and/or death of any person; and/or

6.1.6.2.	any damage and/or potential damage to the Environment, other than in the ordinary course of business or as contemplated in the EMP; and

6.1.7.	be deemed to have satisfied itself and to have taken into account all conditions and circumstances relevant for conducting the Mining Operations, including climatic, hydrological, geological, ground stability, hygiene and other conditions at the Mining Area;

6.1.8.	be entitled, with Harmony’s prior written consent which shall not be unreasonably withheld, to erect, install and commission the Facilities on the Tailings Dams Mining Area. PhoenixCo shall remain the owner of all Facilities installed on the Tailings Dams Mining Area, and accordingly shall retain all risk in the Facilities. Notwithstanding the method of installation of the Facilities, nothing contained in this Agreement shall be construed as transferring the rights of ownership or the risk in such Facilities to Harmony;

6.1.9.	be entitled, with Harmony’s prior written consent which shall not be unreasonably withheld, if necessary for the Mining Operations, to build additional roads or up-grade existing roads on the Tailings Dams Mining Area;

6.1.10.	rehabilitate in accordance with the EMP, all disturbances as a result of the Mining Operations;

6.1.11.	provide Harmony with copies of all correspondence sent to or received by PhoenixCo from any Governmental Body relating to the Mining Right or the Mining Operations;

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6.1.12.	in consultation with Harmony, compile and submit, on behalf of Harmony, the –

6.1.12.1.	annual assessment of all financial provisions for rehabilitation in relation to the Mining Operations in terms of section 41(3) of the MPRDA,

6.1.12.2.	monthly returns in respect of Mining Operations in terms of section 28(2)(a) of the MPRDA and Regulation 15;

6.1.12.3.	audited annual financial report or financial statements reflecting the balance sheet and profit and loss account in terms of section 28(2)(b) of the MPRDA;

6.1.12.4.	annual report detailing the extent of its compliance with the provisions of section 2(d) and (f) and the social and labour plan in terms of section 28(2)(c) of the MPRDA; and

6.1.12.5.	annual report on social and labour plan compliance in terms of Regulation 45,

provided that PhoenixCo shall not submit any of the documents referred to in clause 6.1.12 until such time as they have been approved by Harmony; and

6.1.13.	procure its registration under the Mineral and Petroleum Resources Royalty (Administration) Act, No 29 of 2008 and payment of royalties in respect of the Mining Operations under the Mineral and Petroleum Resources Royalty Act, No 28 of 2008.

6.2.	Subject to the provisions of clause 6.1, PhoenixCo will have full control of the Mining Operations.

7.	PHOENIXCO’S ANCILLARY RIGHTS

Subject to the provisions of the Sale of Business Agreement, without in any way limiting or detracting from the rights which PhoenixCo may have in terms of this Agreement or which PhoenixCo may require for the proper conduct of the Mining Operations, Harmony, insofar as it is legally entitled to do so, grants to PhoenixCo, its officials, employees, contractors and agents, the right of access to, way over and egress from the Tailings Dams Mining Area, to the free use of the surface of the Tailings Dams Mining Area which might reasonably be necessary for Mining Operations and generally to do and carry out all such things as PhoenixCo may deem necessary for the conduct of the Mining Operations.

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8.	HARMONY’S OBLIGATIONS

8.1.	Harmony acknowledges that notwithstanding the terms and conditions of this Agreement and in accordance with section 101 of the MPRDA, Harmony remains responsible for the compliance of Mining Operations with the provisions of the MPRDA.

8.2.	For the Duration of the Appointment, Harmony shall be obliged to provide PhoenixCo with all such assistance as it may reasonably require for the purposes of carrying out its obligations pursuant to this Agreement.

8.3.	Harmony shall, at its cost and to the extent required by PhoenixCo for the conduct of the Mining Operations –

8.3.1.	provide PhoenixCo with access to (and where reasonably required, copies of) all information that Harmony may have in its possession or under its control that is directly or indirectly related to the Mining Operations;

8.3.2.	ensure that all of Harmony’s rights in respect of the Tailings Dams Mining Area, including the Mining Right, remain in full force and effect and in good standing with all governmental and other regulatory authorities exercising jurisdiction in relation thereto, and ensure that they are not capable of termination or cancellation by the grantors thereof; and

8.3.3.	keep PhoenixCo informed of all material developments pertaining to the Tailings Dams Mining Area and/or the Mining Right as would be reasonably relevant to a person in PhoenixCo’s position and appointed as a mining contractor as set out in this Agreement.

8.4.	Harmony and Freegold hereby authorises PhoenixCo to make use of Harmony’s CoR and Freegold’s COR respectively in the conduct of the Mining Operations.

9.	SUPPLY OF WATER

9.1.	Harmony undertakes to supply PhoenixCo with water for the conduct of the Mining Operations, in accordance with the provisions of this clause 9.

9.2.	Notwithstanding anything to the contrary contained in this Agreement, Harmony shall supply water to PhoenixCo until such time as PhoenixCo has procured its own independent water source.

9.3.	Harmony shall supply PhoenixCo with water, from Harmony’s water source known as “Dam 13”, subject to the following provisions -

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9.3.1.	Harmony shall not be obliged to supply PhoenixCo with more water than is available in Dam 13 after providing for such water as may be necessary for the purposes of conducting Harmony’s operations or the operations of any of its other subsidiaries;

9.3.2.	PhoenixCo shall –

9.3.2.1.	collect the run-off water from its deposition facilities, including the New Tailings Deposition Site and shall redirect such run-off water to Dam 13;

9.3.2.2.	maintain its water reticulation systems and beneficiation plant equipment and conduct the Mining Operations and slurry pumping in accordance with industry standards in order to ensure that there is no wastage of water; and

9.3.2.3.	be responsible for the pumping of water from Dam 13 to PhoenixCo’s operations and the redirection of the run-off water to Dam 13, and all costs associated therewith, including the costs of pumping, maintenance, labour, depreciation and water tariff costs; and

9.3.3.	in the event that the level of water in Dam 13 decreases such that Harmony is not able to pump its required monthly supply of water necessary for the purposes of conducting Harmony’s operations and the operations of any of its other subsidiaries (“Harmony’s Water Requirements”), the supply of water by Harmony to PhoenixCo shall be decreased by the amount of water which is required by Harmony to make up Harmony’s Water Requirements, provided that the decrease in the supply of water shall be subject, mutatis mutandis, to the provisions of clauses 8.3.3.1 and 8.3.3.2 of the Services Agreement (as defined in the Sale of Business Agreement).

9.4.	Harmony shall be obliged to notify PhoenixCo as soon as reasonably practicable after it becomes aware that the supply of water to PhoenixCo is likely to be decreased as provided for in clause 9.3.3.

9.5.	Notwithstanding the supply of water by Harmony, PhoenixCo undertakes do all such things as may be necessary to procure an independent water source for the purposes of the Mining Operations.

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10.	MINING COSTS

PhoenixCo shall bear all of the costs incurred by it (without any mark-up) in the conducting the Mining Operations.

11.	SALE OF GOLD

11.1.	Harmony shall be responsible for the Elution, the Refining and the marketing, sale and realisation of the Gold and By-products for its own benefit and account.

11.2.	Harmony shall use reasonable commercial endeavours to sell or procure the sale of the Gold and By-products within a period of 10 (ten) business days from the date on which the Loaded Carbon and By-products are collected from the Mine in accordance with the provisions of clause 12.

12.	DELIVERY OF LOADED CARBON AND BY-PRODUCTS

12.1.	PhoenixCo shall make available to Harmony at the Mine, on an ad hoc basis and/or as and when required by Harmony, the Loaded Carbon produced by PhoenixCo from time to time in terms of this Agreement, from where the Loaded Carbon shall be collected by Harmony for Elution at Harmony’s plant known as “Central Plant” and Refining, prior to marketing, sale and realisation.

12.2.	PhoenixCo shall make available to Harmony at the Mine, on an ad hoc basis and/or as and when required by Harmony, the By-products produced by PhoenixCo from time to time in terms of this Agreement, from where the By-products shall be collected by Harmony.

13.	REHABILITATION AND ENVIRONMENTAL LIABILITIES

13.1.	PhoenixCo hereby assumes all of the PhoenixCo Rehabilitation Liabilities and the PhoenixCo Environmental Liabilities.

13.2.	PhoenixCo undertakes to discharge the PhoenixCo Rehabilitation Liabilities and the PhoenixCo Environmental Liabilities as and when they fall due.

13.3.	PhoenixCo hereby indemnifies and holds Harmony harmless against all claims, liability, damage, loss, penalty, expense and cost (including legal costs on an attorney and own client scale, clean-up costs and reasonable expert fees) of any nature whatsoever which Harmony may sustain as a result of or attributable to any of the PhoenixCo Rehabilitation Liabilities and/or the PhoenixCo Environmental Liabilities, or in respect of PhoenixCo’s failure to discharge such liabilities in a timely manner.

13.4.	Harmony shall retain, and shall be responsible for, the Harmony Rehabilitation Liabilities and the Harmony Environmental Liabilities.

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13.5.	Harmony undertakes to discharge the Harmony Rehabilitation Liabilities and the Harmony Environmental Liabilities as and when they fall due.

13.6.	Harmony hereby indemnifies and holds PhoenixCo harmless against all claims, liability, damage, loss, penalty, expense and cost (including legal costs on an attorney and own client scale, clean-up costs and reasonable expert fees) of any nature whatsoever which PhoenixCo may sustain as a result of or attributable to any of the Harmony Rehabilitation Liabilities and/or the Harmony Environmental Liabilities, or in respect of Harmony’s failure to discharge such liabilities in a timely manner.

14.	CONSIDERATION

14.1.	Subject to clause 14.5, in consideration for PhoenixCo conducting the Mining Operations for and behalf of Harmony in terms of this Agreement -

14.1.1.	Harmony shall pay to PhoenixCo, in South African rands, an amount equal to all net proceeds, excluding VAT, received by Harmony from time to time for the sale by it of Gold; and

14.1.2.	Harmony shall pay to PhoenixCo, in South African rands, an amount equal to all net proceeds, excluding VAT, received by Harmony from time to time for the sale by it of By-products,

less the costs referred to in clause 14.3.

14.2.	For the purposes of the calculation of net proceeds in terms of clause 14.1, any amount received or paid by Harmony in a currency other than South African rands shall be converted to South African rands at the rate of exchange that Harmony converted such amount.

14.3.	For the avoidance of doubt, the proceeds paid by Harmony to PhoenixCo from time to time in terms of clauses 14.1.1 and 14.1.2 shall be net of all costs actually incurred by Harmony -

14.3.1.	relating to any currency conversion in terms of clause 14.2;

14.3.2.	for the purposes of transporting the Loaded Carbon and By-products (including the costs of freight and insurance);

14.3.3.	for the purposes of transporting the Gold to the relevant facility for Refining;

14.3.4.	in conducting the Elution and procuring the Refining and the marketing, sale and realisation of the Gold and By-products; and

14.3.5.	in providing water to PhoenixCo as contemplated in clause 9.1,

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as such costs have, where applicable, historically been incurred by Harmony on the basis that Harmony shall not make any financial gain or loss as a result of such costs being deducted from the proceeds paid by Harmony to PhoenixCo.

14.4.	Immediately upon receipt by Harmony of proceeds from time to time in terms of clauses 14.1.1 and 14.1.2, Harmony shall make payment of such proceeds, less the costs referred to in clause 14.3, plus VAT thereon, to PhoenixCo and PhoenixCo shall issue to Harmony an invoice in relation to the aggregate amount received by it.

14.5.	Notwithstanding anything to the contrary contained in this Agreement, Harmony shall not be obligated to pay any consideration to PhoenixCo for PhoenixCo conducting the Mining Operations for and behalf of Harmony in terms of this Agreement in the event that -

14.5.1.	no Loaded Carbon and/or By-products are made available by PhoenixCo to Harmony in terms of clause 12 for any reason whatsoever; or

14.5.2.	Loaded Carbon and/or By-products are made available by PhoenixCo to Harmony in terms of clause 12, but Harmony is unable to on sell the Gold and By-products for any reason whatsoever, provided that Harmony shall have used reasonable commercial endeavours to attempt to on sell such Gold and By-products and provided further that Harmony shall not have done anything to frustrate the sale of such Gold and By-products, and the Parties accordingly agree that PhoenixCo shall have no claim against Harmony for any direct or indirect damages (including, without limitation, loss of revenue) as a result of such aforesaid non-payment by Harmony.

14.6.	Notwithstanding anything to the contrary contained herein, it is agreed that Harmony shall be entitled to set-off any amount due and owing by PhoenixCo to Harmony against any amount owing by Harmony to PhoenixCo under this Agreement.

15.	SUBCONTRACTING

15.1.	PhoenixCo shall not, without the prior written consent of Harmony but subject to the provisions of clause 15.3, appoint and/or allow any other person or third party subcontractor to conduct all or any part of the Mining Operations in terms of this Agreement, or allow such person or third party subcontractor to assign or subcontract any of the Mining Operations.

15.2.	Appointing and/or allowing any other person or third party subcontractor to conduct all or any part of the Mining Operations shall not relieve PhoenixCo of any liability or obligation under this Agreement, and PhoenixCo shall be liable to Harmony for the acts and omissions of all persons and third party subcontractors (and employees and agents of those persons and third party subcontractors) conducting the Mining Operations as if they were acts or omissions of PhoenixCo.

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15.3.	The provisions of clause 15.1 shall not apply to the Fraser Alexander Agreements, it being agreed and acknowledged that Fraser Alexander shall continue to render services under the Fraser Alexander Agreements to PhoenixCo as a subcontractor, it being recorded that Harmony’s rights and obligations under the Fraser Alexander Agreements will be assigned to PhoenixCo in fulfilment of one of the conditions precedent to the Sale of Business Agreement.

16.	HEALTH AND SAFETY

16.1.	In accordance with the provisions of section 2A(3) of the MHSA, the board of Harmony has appointed an employee of Harmony (“2A Nominee”) to fulfil the MHSA functions of the chief executive officer of Harmony. Harmony may from time to time and at its discretion, replace a 2A Nominee with any other member of its board as the 2A Nominee.

16.2.	Harmony shall appoint one or more managers nominated by PhoenixCo as appointee/s under section 3 of the MHSA, subject to it being satisfied as to the competence of such nominees.

16.3.	Any manager appointed under clause 16.2 shall report any MHSA matter or incident to the 2A Nominee in writing forthwith after such matter or incident has come to his attention.

16.4.	Notwithstanding any appointments or provisions under the MHSA, PhoenixCo shall ensure that all its employees comply with all relevant Health and Safety Laws, Environmental Laws and other legislation and regulations that are applicable to the performance of PhoenixCo’s obligations in terms hereof.

16.5.	PhoenixCo shall ensure that all its employees are properly trained in order to perform their work safely and with due regard to health standards.

16.6.	PhoenixCo shall –

16.6.1.	provide its employees with any and all information, instruction, training or supervision that may be required to enable them to perform their work safely and to minimise risk to health and safety;

16.6.2.	ensure that every one of its employees becomes familiar with work-related hazards and risks and the measures that must be taken to eliminate, control and minimise those hazards and risks; and

16.6.3.	ensure that its employees are properly trained in all work and emergency procedures.

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16.7.	In the event that an employee of PhoenixCo is injured whilst on duty or on the Site, Harmony shall be entitled to supply any medical attention which may be deemed necessary without first obtaining the prior consent of PhoenixCo, at the cost of PhoenixCo.

17.	MEDICAL EXAMINATIONS

17.1.	PhoenixCo’s employees shall undergo medical examinations determined by Harmony upon entering and/or exiting the Mining Area.

17.2.	All of the employees of PhoenixCo shall, at the cost of PhoenixCo, undergo initial, periodic and exit examinations, and such other examinations as may be required by Harmony.

18.	SECURITY

18.1.	All employees of PhoenixCo who undertake work in the performance of PhoenixCo’s obligations in terms of this Agreement may be screened by the security department of Harmony.

18.2.	Harmony reserves the right to refuse access to the Mining Area to any employee of PhoenixCo who is found to have been convicted of any crime.

18.3.	Should any of the employees of PhoenixCo commit any illegal act, Harmony shall be entitled to require that employee to summarily vacate the Mining Area.

18.4.	All equipment and materials removed from the Mining Area will be dealt with in accordance with Harmony’s standard security procedures.

18.5.	Notwithstanding the aforegoing, it is specifically recorded that PhoenixCo is responsible for the security of all equipment which is in its possession.

18.6.	No unauthorised persons shall be granted access to the operations on the Mining Area.

19.	LIMITATION OF LIABILITY

19.1.	Notwithstanding any provision to the contrary contained in this Agreement, no liability shall attach to PhoenixCo, its shareholders or the Representatives for any actual or contingent losses, claims, liabilities, damages, costs or expenses of any nature whatsoever which Harmony may suffer or incur as a result of or in connection with the conduct of the Mining Operations (including any act or omission) by PhoenixCo, its shareholders or the Representatives in terms of this Agreement, except by reason of, and to the extent of any gross negligence, wilful misconduct and/or fraud by PhoenixCo, any of its shareholders or any of the Representatives, as the case may be, provided that any liability arising from –

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19.1.1.	gross negligence or wilful misconduct shall be limited to the aggregate amount paid by Harmony to PhoenixCo in terms of this Agreement divided by the number of months in respect of which such amounts have been paid multiplied by 12 (twelve); and

19.1.2.	fraud shall be limited to actual damages suffered by Harmony.

19.2.	Notwithstanding any other provision of this Agreement, in no event will PhoenixCo be liable to Harmony for any loss of profit or any other indirect, special or consequential loss (including loss of revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to a breach or alleged breach hereof).

19.3.	The Parties acknowledge and agree that the limitation of liability contemplated in clauses 19.1 and 19.2 shall not limit Harmony from claiming specific performance of PhoenixCo’s obligations under this Agreement.

20.	INDEMNITY

20.1.	PhoenixCo hereby indemnifies and holds Harmony harmless against any liability, loss, claim, costs or damages which may be incurred by Harmony or brought against or claimed from Harmony arising out of or in connection with PhoenixCo’s conducting of the Mining Operations and/or its presence on the Mining Area, including, without derogating from the generality of the aforegoing -

20.1.1.	any disease, death or injury of or to any of Harmony’s or PhoenixCo’s employees howsoever arising, and whether or not in the course of conducting the Mining Operations;

20.1.2.	any claim or liability of Harmony under or in terms of the MHSA;

20.1.3.	any disease, death or injury of or to any person, arising out of, due to or in connection with the undertaking by PhoenixCo of its obligations in terms of this Agreement;

20.1.4.	any damage to property arising out of, due to or in connection with the undertaking by PhoenixCo of its obligations in terms of this Agreement; or

20.1.5.	the cost of any damages arising from any industrial action by PhoenixCo’s employees.

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20.2.	Should Harmony at any time incur any liability, loss, damages, costs or claims as envisaged in this clause 20, it shall be entitled, without prejudice to any other rights which it may have, to withhold any or all monies due to PhoenixCo in terms of this Agreement until such time as PhoenixCo has made good its obligations in terms of this clause 20.

20.3.	Neither Party shall be responsible nor liable for any special, indirect or consequential damages (including that of pure economic loss) of whatsoever nature suffered by the other Party.

21.	INSURANCE

21.1.	PhoenixCo shall, at its cost, insure the Mining Operations (including the constituent materials and equipment) for the full replacement value thereof from the Signature Date until the Transfer Date or the date in clause 5.3, against any loss or damage arising from any negligent or wilful act or omission on the part of PhoenixCo and/or any subcontractor, Harmony or any of their servants, agents and/or employees, and against any fortuitous act or occurrence which is beyond the control of either PhoenixCo or Harmony.

21.2.	During the currency of this Agreement, PhoenixCo shall also, at its own expense, insure against –

21.2.1.	public liability;

21.2.2.	claims by third parties arising from any act or omission on the part of PhoenixCo, its agents, employees or subcontractors in the course of conducting the Mining Operations and remedying any defects therein; and

21.2.3.	PhoenixCo’s liability to Harmony in terms of indemnification obligations provided for in this Agreement.

21.3.	The policies taken out in terms of clauses 21.1 and 21.2 shall be to the satisfaction of Harmony and with an insurance company approved of by Harmony. Should any policy be insufficient to cover the risks assumed in terms hereof or become unsatisfactory to Harmony for any reason, then Harmony shall be entitled to require PhoenixCo to effect alternative policies.

21.4.	PhoenixCo shall on or before the Sale of Business Agreement Effective Date and from time to time thereafter, furnish Harmony with copies of all insurance policies referred to in this clause 21 together with proof that the premiums are paid and the provisions thereof are being complied with.

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21.5.	Should PhoenixCo fail to comply with the provisions of this clause 21, Harmony shall forthwith, and without notice to PhoenixCo, be entitled to effect the relevant insurance and pay the relevant premiums. In the event of Harmony fulfilling PhoenixCo’s obligations in terms hereof, PhoenixCo shall reimburse Harmony with 5 (five) business days of such payment being made by Harmony to the insurer. Failing reimbursement, Harmony shall be entitled to claim payment thereof from PhoenixCo.

22.	FORCE MAJEURE

22.1.	Delay or failure to comply with or breach of any of the terms and conditions of this Agreement by either Party if occasioned by or resulting from an act of God or public enemy, fire, explosion, earthquake, flood, storm or other adverse weather conditions, war declared or undeclared, civil war, revolution, civil commotion or other civil disorder, sabotage, riot, strikes, lock-outs or other labour disputes, blockade, embargo, sanctions, epidemics, act of any Government or other authority, compliance with law, regulations or demands of any Government or Governmental agency, limitations imposed by exchange control or foreign investment or other similar regulations or any other circumstances of like or different nature beyond the reasonable control of the Party so failing, will not be deemed to be a breach of this Agreement nor will it subject either Party to any liability to the other. It is understood that neither Party will be required to settle any labour dispute against its will.

22.2.	Should either Party be prevented from carrying out any contractual obligation by any circumstance described above, such obligation will be postponed provided the Party suffering such circumstance notifies the other Party within 5 (five) business days of becoming aware thereof. The Parties will thereupon promptly meet to determine whether an equitable solution can be found.

22.3.	Should such force majeure circumstance last continuously for a period of 10 (ten) Business Days, and no mutually acceptable arrangement is arrived at within a period of 5 (five) business days thereafter, either Party will be entitled to terminate this Agreement forthwith on written notice.

22.4.	Notwithstanding anything to the contrary contained in this clause 22, a lack of funds and/or economic hardship shall not constitute a force majeure event.

23.	RELATIONSHIP OF THE PARTIES

23.1.	PhoenixCo shall, for the Duration of the Appointment, act in respect of the Mining Operations as a contractor in terms of section 101 of the MPRDA and as the representative of Harmony for the limited purposes set out in this Agreement.

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23.2.	The relationship between Harmony and PhoenixCo shall be governed in terms of this Agreement and nothing contained herein shall be deemed to constitute a partnership between Harmony and PhoenixCo, neither shall they by reason of the actions of any one of them incur any personal liability as co-partners to any third party and neither of them shall be entitled and/or empowered to represent or hold out to any third party that it is able and/or empowered to bind the other of them in any way, save as specifically recorded herein.

23.3.	Without limiting the generality of the foregoing, it is specifically recorded (and PhoenixCo hereby irrevocably and unconditionally acknowledges) that PhoenixCo shall not be, nor shall it represent and/or hold itself out to anyone whomsoever and/or in any manner whatsoever as, the agent of Harmony other than for the specific and limited purposes of undertaking the Mining Operations on the terms and conditions recorded in this Agreement, nor shall PhoenixCo be authorised and/or entitled, nor shall it represent and/or hold itself out to anyone whomsoever and/or in any manner whatsoever as able and/or entitled, to represent Harmony in any matter other than in respect of the Mining Operations, to enter into any agreement of whatsoever nature for and on behalf of Harmony, to sign any document whatsoever for and on behalf of Harmony, to incur any liability of whatsoever nature for and on behalf of Harmony, and/or to bind the credit of Harmony in any manner and/or to any extent whatsoever.

24.	GENERAL WARRANTIES

24.1.	Each of the Parties hereby warrants to and in favour of the other that –

24.1.1.	it has the legal capacity and has taken all necessary corporate action required to empower and authorise it to enter into this Agreement;

24.1.2.	this Agreement constitutes an agreement valid and binding on it and enforceable against it in accordance with its terms;

24.1.3.	the execution of this Agreement and the performance of its obligations hereunder does not and shall not –

24.1.3.1.	contravene any law or regulation to which that Party is subject;

24.1.3.2.	contravene any provision of that Party’s constitutional documents; or

24.1.3.3.	conflict with, or constitute a breach of any of the provisions of any other agreement, obligation, restriction or undertaking which is binding on it; and

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24.1.3.4.	to the best of its knowledge and belief, it is not aware of the existence of any fact or circumstance that may impair its ability to comply with all of its obligations in terms of this Agreement;

24.1.3.5.	it is entering into this Agreement as principal (and not as agent or in any other capacity);

24.1.3.6.	the natural person who signs and executes this Agreement on its behalf is validly and duly authorised to do so;

24.1.3.7.	no other party is acting as a fiduciary for it; and

24.1.3.8.	it is not relying upon any statement or representation by or on behalf of any other Party, except those expressly set forth in this Agreement.

24.2.	Each of the representations and warranties given by the Parties in terms of clause 24.1 shall –

24.2.1.	be a separate warranty and will in no way be limited or restricted by inference from the terms of any other warranty or by any other words in this Agreement; and

24.2.2.	continue and remain in force notwithstanding the completion of any or all the transactions contemplated in this Agreement.

25.	SUPPORT

The Parties undertake at all times to do all such things, perform all such actions and take all such steps and to procure the doing of all such things, the performance of all such actions and the taking of all such steps as may be open to them and necessary for or incidental to the putting into effect or maintenance of the terms, conditions and/or import of this Agreement.

26.	BREACH

26.1.	If a Party (“Defaulting Party”) commits any breach of this Agreement and fails to remedy such breach within 20 (twenty) business days (“Notice Period”) of written notice requiring the breach to be remedied, then the Party giving the notice (“Aggrieved Party”) will be entitled, at its option –

26.1.1.	to claim immediate specific performance of any of the Defaulting Party’s obligations under this Agreement, with or without claiming damages, whether or not such obligation has fallen due for performance and to require the Defaulting Party to provide security to the satisfaction of the Aggrieved Party for the Defaulting Party’s obligations; or

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26.1.2.	to cancel this Agreement, with or without claiming damages, in which case written notice of the cancellation shall be given to the Defaulting Party, and the cancellation shall take effect on the giving of the notice. Neither Party shall be entitled to cancel this Agreement unless the breach is a material breach. A breach will be deemed to be a material breach if -

26.1.2.1.	it is capable of being remedied, but is not so remedied within the Notice Period; or

26.1.2.2.	it is incapable of being remedied or is not remedied within the Notice Period, and payment in money will compensate for such breach but such payment is not made within the Notice Period.

26.2.	The Parties agree that any costs awarded will be recoverable on an attorney-and-own-client scale unless the Court specifically determines that such scale shall not apply, in which event the costs will be recoverable in accordance with the High Court tariff, determined on an attorney-and-client scale.

26.3.	The Aggrieved Party’s remedies in terms of this clause 26 are without prejudice to any other remedies to which the Aggrieved Party may be entitled in law.

26.4.	Notwithstanding the aforegoing, after the Effective Date, neither of the Parties will have the right to cancel this Agreement as a result of a breach thereof, and the Parties’ only remedies thereafter will be to claim specific performance of all the Defaulting Party’s obligations, together with damages, if any.

27.	TERMINATION

Upon the termination or cancellation of this Agreement for any reason other than the occurrence of the Transfer Date, PhoenixCo, its employees, and/or agents shall forthwith –

27.1.	vacate the Mining Area;

27.2.	ensure that the Tailings Dams Mining Area is left in good order and condition, and take all steps, at PhoenixCo’s cost, to preserve and protect the Mining Operations;

27.3.	at its cost, rehabilitate that part of the Mining Area on which PhoenixCo has conducted the Mining Operations; and

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27.4.	remove the Facilities within 4 (four) months of the termination of this Agreement for whatsoever reason and shall furthermore during that period be entitled to access to the Tailings Dams Mining Area to remove any buildings, structures and installations (collectively referred to as “Improvements”) brought onto or erected by PhoenixCo on the Mining Area. In the event of any such Improvements not being removed within the aforesaid period, the Improvements will become the property of Harmony without liability for compensation to PhoenixCo or any other person therefore.

28.	DISPUTE RESOLUTION

28.1.	In the event of there being any dispute or difference between the Parties arising out of this Agreement, the said dispute or difference shall on written demand by any Party be submitted to arbitration in Johannesburg in accordance with the AFSA rules, which arbitration shall be administered by AFSA.

28.2.	Should AFSA, as an institution, not be operating at that time or not be accepting requests for arbitration for any reason, then the arbitration shall be conducted in accordance with the AFSA rules for commercial arbitration (as last applied by AFSA) before an arbitrator appointed by agreement between the Parties to the dispute or failing agreement within 10 (ten) business days of the demand for arbitration, then any Party to the dispute shall be entitled to forthwith call upon the chairperson of the Johannesburg Bar Council to nominate the arbitrator, provided that the person so nominated shall be an advocate of not less than 10 (ten) years standing as such. The person so nominated shall be the duly appointed arbitrator in respect of the dispute. In the event of the attorneys of the Parties to the dispute failing to agree on any matter relating to the administration of the arbitration, such matter shall be referred to and decided by the arbitrator whose decision shall be final and binding on the Parties.

28.3.	Any Party to the dispute may appeal the decision of the arbitrator or arbitrators in terms of the AFSA rules for commercial arbitration.

28.4.	Nothing herein contained shall be deemed to prevent or prohibit a Party from applying to the appropriate court for urgent relief or for judgment in relation to a liquidated claim.

28.5.	Any arbitration in terms of this clause 28 (including any appeal proceedings) shall be conducted in camera and the Parties shall treat as confidential details of the dispute submitted to arbitration, the conduct of the arbitration proceedings and the outcome of the arbitration.

28.6.	This clause 28 will continue to be binding on the Parties notwithstanding any termination or cancellation of the Agreement.

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28.7.	The Parties agree that the written demand by a Party in terms of clause 28.1 that the dispute or difference be submitted to arbitration, is to be deemed to be a legal process for the purpose of interrupting extinctive prescription in terms of the Prescription Act, 1969.

29.	NOTICES AND DOMICILIA

29.1.	The Parties select as their respective domicilia citandi et executandi the following physical addresses, and for the purposes of giving or sending any notice provided for or required under this Agreement, the said physical addresses as well as the following telefax numbers and email addresses -

29.1.1.	Harmony:

Physical Address: Block 27

Randfontein Office Park

Cnr Main Reef Road & Ward Avenue

Telefax: +27 (0) 86 628 2332

Marked for the attention of: The Company Secretary

29.1.2.	PhoenixCo:

Physical Address: Block 27

Randfontein Office Park

Cnr Main Reef Road & Ward Avenue

Telefax: +27 (0) 86 628 2332

Marked for the attention of: Frank Abbott

29.1.3.	Freegold:

Physical Address: Block 27

Randfontein Office Park

Cnr Main Reef Road & Ward Avenue

Telefax: +27 (0) 86 628 2332

Marked for the attention of: the Company Secretary

provided that a Party may change its domicilium or its address for the purposes of notices to any other physical address or telefax number by written notice to the other Parties to that effect. Such change of address will be effective 5 (five) business days after receipt of the notice of the change.

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29.2.	All notices to be given in terms of this Agreement will be given in writing and will -

29.2.1.	be delivered by hand, sent by telefax or by email;

29.2.2.	if delivered by hand or sent by email during business hours, be presumed to have been received on the date of delivery. Any notice delivered after business hours or on a day which is not a business day will be presumed to have been received on the following business day; and

29.2.3.	if sent by telefax during business hours, be presumed to have been received on the date of successful transmission of the telefax. Any telefax sent after business hours or on a day which is not a business day will be presumed to have been received on the following business day.

29.3.	Notwithstanding the above, any notice given in writing, and actually received by the Party to whom the notice is addressed, will be deemed to have been properly given and received, notwithstanding that such notice has not been given in accordance with this clause 29.

30.	BENEFIT OF THE AGREEMENT

This Agreement will also be for the benefit of and be binding upon the successors in title and permitted assigns of the Parties or any of them.

31.	APPLICABLE LAW AND JURISDICTION

31.1.	This Agreement will in all respects be governed by and construed under the laws of the Republic of South Africa.

31.2.	Subject to clause 28, the Parties hereby consent and submit to the non-exclusive jurisdiction of the South Gauteng High Court, Johannesburg in any dispute arising from or in connection with this Agreement.

32.	GENERAL

32.1.	Whole Agreement

32.1.1.	This Agreement constitutes the whole of the agreement between the Parties relating to the matters dealt with herein and, save to the extent otherwise provided herein, no undertaking, representation, term or condition relating to the subject matter of this Agreement not incorporated in this Agreement shall be binding on the Parties.

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32.1.2.	This Agreement supersedes and replaces any and all agreements between the Parties (and other persons, as may be applicable) and undertakings given to or on behalf of the Parties (and other persons, as may be applicable) in relation to the subject matter hereof.

32.2.	Variations to be in Writing

No addition to or variation, deletion, or agreed cancellation of all or any clauses or provisions of this Agreement will be of any force or effect unless in writing and signed by the Parties.

32.3.	No Indulgences

No latitude, extension of time or other indulgence which may be given or allowed by any Party to the other Party in respect of the performance of any obligation hereunder, and no delay or forbearance in the enforcement of any right of any Party arising from this Agreement and no single or partial exercise of any right by any Party under this Agreement, shall in any circumstances be construed to be an implied consent or election by such Party or operate as a waiver or a novation of or otherwise affect any of the Party’s rights in terms of or arising from this Agreement or estop or preclude any such Party from enforcing at any time and without notice, strict and punctual compliance with each and every provision or term hereof. Failure or delay on the part of any Party in exercising any right, power or privilege under this Agreement will not constitute or be deemed to be a waiver thereof, nor will any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

32.4.	No Waiver or Suspension of Rights

No waiver, suspension or postponement by any Party of any right arising out of or in connection with this Agreement shall be of any force or effect unless in writing and signed by such Party. Any such waiver, suspension or postponement will be effective only in the specific instance and for the purpose given.

32.5.	Provisions Severable

All provisions and the various clauses of this Agreement are, notwithstanding the manner in which they have been grouped together or linked grammatically, severable from each other. Any provision or clause of this Agreement which is or becomes unenforceable in any jurisdiction, whether due to voidness, invalidity, illegality, unlawfulness or for any other reason whatever, shall, in such jurisdiction only and only to the extent that it is so unenforceable, be treated as pro non scripto and the remaining provisions and clauses of this Agreement shall remain of full force and effect. The Parties declare that it is their intention that this Agreement would be executed without such unenforceable provision if they were aware of such unenforceability at the time of execution hereof.

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

32.6.	Continuing Effectiveness of Certain Provisions

The expiration or termination of this Agreement shall not affect such of the provisions of this Agreement as expressly provide that they will operate after any such expiration or termination or which of necessity must continue to have effect after such expiration or termination, notwithstanding that the clauses themselves do not expressly provide for this.

32.7.	No Assignment

Neither this Agreement nor any part, share or interest herein nor any rights or obligations hereunder may be ceded, delegated or assigned by any Party without the prior signed written consent of the other Party, save as otherwise provided herein.

32.8.	Exclusion of Electronic Signature

The reference in clauses 32.2, 32.4 and 32.7 to writing signed by a Party shall, notwithstanding anything to the contrary in this Agreement, be read and construed as excluding any form of electronic signature.

33.	COSTS

Each Party will bear and pay its own legal costs and expenses of and incidental to the negotiation, drafting, preparation and implementation of this Agreement.

34.	SIGNATURE

34.1.	This Agreement is signed by the Parties on the dates and at the places indicated below.

34.2.	This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement as at the date of signature of the Party last signing one of the counterparts.

34.3.	The persons signing this Agreement in a representative capacity warrant their authority to do so.

34.4.	The Parties record that it is not required for this Agreement to be valid and enforceable that a Party shall initial the pages of this Agreement and/or have its signature of this Agreement verified by a witness.

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21

FOR	HARMONY GOLD MINING COMPANY LIMITED

Signature:	/s/
who warrants that he / she is duly authorised thereto
Name:	Graham Briggs
Date:	20 March 2013
Place:	Sandton

FOR	BUSINESS VENTURE INVESTMENTS NO 1692 PROPRIETARY LIMITED

Signature:	/s/
who warrants that he / she is duly authorised thereto
Name:	Graham Briggs
Date:	20 March 2013
Place:	Sandton

FOR	ARMGOLD/HARMONY FREEGOLD JOINT VENTURE COMPANY (PROPRIETARY) LIMITED

Signature:	/s/
who warrants that he / she is duly authorised thereto
Name:	Graham Briggs
Date:	20 March 2013
Place:	Sandton

law | tax | forensics | IP | africa	edward nathan sonnenbergs incorporated registration number 2006/018200/21